Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of TearLab Corporation for the registration of up to $35,000,000 in aggregate principal amount of common stock, preferred stock, debt securities, depositary shares, warrants and/or units and to the incorporation by reference therein of our report dated March 25, 2013, with respect to the consolidated financial statements and schedule of TearLab Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 14, 2013